GROSS-UP AGREEMENT
FOR KENNETH T. NEILSON

THIS GROSS-UP AGREEMENT (the “Agreement”), is made this 1 day of December, 2004, among Hudson United Bancorp and Hudson United Bank (collectively, the “Company”), New Jersey corporations that maintain principal offices at 1000 MacArthur Boulevard, Mahwah, New Jersey, and Kenneth T. Neilson (the “Executive”).

        WHEREAS, the Executive is presently an executive officer of the Company; and

        WHEREAS, the Executive and the Company wish to enter into the Agreement as provided herein;

        NOW, THEREFORE, for the good and valuable consideration set forth herein, and to induce the Executive to remain in the employ of the Company, the Company and the Executive, each intending to be legally bound hereby, agree as follows:

         1.         Gross-up.  If, for any taxable year, Executive shall be liable for the payment of an excise tax under Section 4999 or other substitute or similar tax assessment (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended (the “Code”), including the corresponding provisions of any succeeding law, with respect to any payments made by the Company to the Executive as severance, or otherwise, or under any benefit plan of the Company applicable to the Executive individually or generally to executives or employees of the Company, then, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on such payments and benefits and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the payments made to the Executive as severance, or otherwise, and the payments and/or benefits due to the Executive under any benefit plan of the Company.

         2.         Payment.  Each Gross-Up Payment shall be made by domestic cashier’s or treasurer’s check, certified check or wire transfer, upon the later of (i) five (5) days after the date the Executive notifies the Company of its need to make such Gross-Up Payment, or (ii) the date of any payment causing the liability for such Excise Tax. The amount of any Gross-Up Payment under this section shall be computed by a nationally recognized certified public accounting firm designated jointly by the Company and the Executive. The cost of such services by the accounting firm shall be paid by the Company. If the Company and the Executive are unable to designate jointly the accounting firm, then the firm shall be the accounting firm used by the Company at the time of the Executive’s termination of employment. The Executive shall have the right to require the Company to make a determination of whether any payments are due hereunder in the event of a change in the ownership or effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company that may trigger an Excise Tax payment. The Company may make Excise Tax payments directly to the Internal Revenue Service (or local tax authority, if applicable) on behalf of the Executive.

         3.         Notification.  The Executive shall notify the company in writing of any claim by the Internal Revenue Service (“IRS”) that, if successful, would require the payment by the Company of a Gross-Up Payment in addition to that payment previously paid by the Company pursuant to this Agreement. Such notification shall be given an soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim, the date on which such claim is requested to be paid, and attach a copy of the IRS notice. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)	Give the Company any information reasonably requested by the Company relating to such claim;

(ii)	Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	Cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	Permit the Company to participate in any proceedings relating to such claim; provided, however that the Company shall pay directly all costs and expenses (including legal and accounting fees, as well as other expenses and any additional interest and penalties) incurred by the Executive and the Company in connection with an IRS levy, contest or claim and provided further that the Company shall not take any action or fail to make any Gross-Up Payment so as to cause the assessment of any IRS levy and the Company shall cause any levy so assessed to be immediately released by payment of the Gross-Up Amount, together with all costs, interest and penalties.

         4.         Miscellaneous.   This Agreement is the joint and several obligation of Hudson United Bancorp and Hudson United Bank. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with, the laws of New Jersey. This Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby. The amendment or termination of this Agreement may be made only in a writing executed by the Company and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the assets of the Company. This Agreement is personal to the Executive and the Executive may not assign any of his rights or duties hereunder but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. The Company shall pay all legal fees incurred by the Executive in connection with the Executive’s good faith enforcement of the Executive’s legal rights under this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        IN WITNESS WHEREOF, the Company has caused this Gross-up Agreement to be signed by its duly authorized representatives pursuant to the authority of its Board of Directors’ Compensation Committee, and the Executive has personally executed this Gross-up Agreement, all as of the day and year first above written.

ATTEST: /s/ Ann LaCarrubba —————————————— Ann LaCarrubba Assistant Corporate Secretary	HUDSON UNITED BANCORP AND HUDSON UNITED BANK By: /s/ John H. Tatigian, Jr. —————————————— John H. Tatigian, Jr., Chairperson, Compensation Committee

WITNESS: /s/ Victoria S. Freund —————————————— Victoria S. Freund	EXECUTIVE /s/ Kenneth T. Neilson —————————————— Kenneth T. Neilson